Exhibit 10.1

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES, CENTRAL DISTRICT

Socius CG II, Ltd.,	Case No. BC451892

Plaintiff,	Assigned For All Purposes To: Hon. Michael C. Solner

v.	ORDER APPROVING STIPULATION FOR SETTLEMENT OF CLAIM
Daystar Technologies, Inc. and Does 1-10 Inclusive,

Defendants.	Date: December 29, 2010
Time: 8:30 am
Dept.: 39

Complaint Filed: December 23, 2010
Trial Date: None Set

The Joint Ex Parte Application For Court Order Approving Stipulation for Settlement of Claim (“Application”), jointly filed by Plaintiff Socius CG II, Ltd. (“Socius”) and Defendant DayStar Technologies, Inc. (“DayStar”), came on for hearing on December 29, 2010 at 8:30 am in Department 39 of the above-entitled court, the Honorable Michael C. Solner, Judge presiding.

The Court, having reviewed the Application, having been presented with a Stipulation for Settlement of Claim (the “Stipulation”), a copy of which is attached as Exhibit A to the Application, and after a hearing upon the fairness, adequacy and reasonableness of the terms and conditions of the issuance of shares of the common stock of DayStar (the “Common Stock”) to Socius in exchange for the extinguishment of said claims, IT IS THEREFORE ORDERED AS FOLLOWS:

1. The Stipulation is approved in its entirety;

2. Socius owns bona fide claims against DayStar in the total amount of $373,312.71 as set forth in the Stipulation (the “Claims”), which Socius purchased from 5 different creditors of DayStar (each, a “Creditor”), as follows:

a. The claim of Cooley LLP in the aggregate amount of $219,630.51;

b. The claim of Lampe, Conway & Co., LLC in the aggregate amount of $66,686.25;

c. The claim of ISRA Vision Graphikon GmBH in the aggregate amount of 50,552.65 Euro (i.e., USD $66,517.141);

d. The claim of Chadbourne & Park LLP in the aggregate amount of $14,007.80; and

e. The claim of Squire, Sanders & Dempsey LLP in the aggregate amount of $6,471.01.

3. Socius purchased the Claims pursuant to Claim Purchase Agreements executed between each Creditor and Socius. In full and final settlement of the Claims, DayStar will issue and deliver to Socius or its designee 425,000 shares of Common Stock for the Claims (collectively, the “Settlement Shares”), with the number of Settlement Shares being approximately equal, immediately subsequent to such issuance, to 7.61% of the total number of shares of Common Stock outstanding on the date of the Stipulation, subject to adjustment as set forth below to reflect the intention of the parties that the total number of shares issued be based upon an average trading price of the Common Stock for a specified period of time subsequent to entry of this Order. Under no circumstance whatsoever may the number of Settlement Shares issued to Socius or its designee exceed 9.99% of the total number of shares of Common Stock outstanding on the date of issuance.

[1]	As of December 27, 2010, the exchange rate is 1 EUR = 1.31580 USD. Accordingly, 50,552.65 EUR (the claim amount) = 66,517.14 USD.

4. No later than the first business day following the date that the Court enters this Order approving the Stipulation, DayStar shall: (i) immediately issue the number of shares of Common Stock required by paragraph 3 above to Socius’ or its designees’ balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any restriction on transfer, time being of the essence, by transmitting via facsimile and overnight delivery such irrevocable and unconditional instruction to DayStar’s stock transfer agent, and (ii) cause its legal counsel to issue an opinion to DayStar’s transfer agent, in form and substance acceptable to both parties and such transfer agent, that the shares may be so issued (such issuance, the “Initial DWAC Issuance”, and the date upon which such issuance is complete, the “Initial DWAC Issuance Date”).

5. The total number of shares of Common Stock to be issued to Socius or its designee in connection with the Stipulation and this Order shall be adjusted on the 21st trading day following the Initial DWAC Issuance Date (the 20 trading day period following the Initial DWAC Issuance Date, the “True-Up Period”, and the 21st trading day following the Initial DWAC Issuance Date, the “True-Up Date”) following the date of the Initial DWAC Issuance, as follows: (i) if the number of “VWAP Shares” (as defined below) exceeds the number of Settlement Shares initially issued, then DayStar will issue and deliver to Socius or its designee, as DWAC shares, additional shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares, and (ii) if the number of VWAP Shares is less than the number of Settlement Shares, then Socius or its designee will return to DayStar for cancellation that number of shares equal to the difference between (x) the total number of VWAP Shares and (y) the number of Settlement Shares issued in the Initial DWAC Issuance.

a. The number of VWAP Shares shall be equal to (i) $373,312.71 divided by 75% of the trading volume weighted average price as reported by Bloomberg LP (the “VWAP”) of the Common Stock over the True-Up Period, plus (ii) Socius’ legal fees, expenses and costs incurred through the True-Up Date, with the total dollar amount divided by the VWAP of the Common Stock over the True-Up Period.

b. If, at any time during the True-Up Period, the trading price of the Common Stock declines by 10% or more from the trading price on the Initial DWAC Issuance date, Socius may deliver a written notice to DayStar by facsimile or e-mail requesting that a specified number of additional shares of Common Stock be delivered and containing the calculation for the number of additional shares requested. Socius may in its sole discretion deliver one or more such notices during the True-Up Period. Within one trading day following delivery of each such notice, DayStar shall deliver to Socius or its designee, in compliance with the procedure set forth in paragraph 4 above (including, without limitation, issuance of the legal opinion to the transfer agent at DayStar’s sole cost and expense), the number of additional shares of Common Stock requested in the notice. Any additional shares of Common Stock issued or issuable pursuant to this Section 5.b. will be considered Settlement Shares for purposes of any calculation of the total number of shares to be issued by, or returned to, DayStar pursuant to the first paragraph of this Section 5.

c. In no event shall the number of shares of Common Stock issued to Socius or its designee in connection with the settlement of the Claims, aggregated with all shares of Common Stock then owned or beneficially owned or controlled by, collectively, Socius and its affiliates, at any time exceed 9.99% of the total number of shares of Common Stock then outstanding.

6. For so long as Socius or any of its affiliates holds any shares of Common Stock of DayStar, neither Socius nor any of its affiliates will: (i) vote any shares of Common Stock owned or controlled by it, or solicit any proxies or seek to advise or influence any person with respect to any voting securities of DayStar, or (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) Socius or any of its affiliates acquiring additional securities of DayStar, alone or together with any other person, which would result in Socius and its affiliates collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding Common Stock or other voting securities of DayStar, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving DayStar or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of DayStar or any of its subsidiaries, (d) any change in the present board of directors or management of DayStar, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e)

any material change in the present capitalization or dividend policy of DayStar, (f) any other material change in DayStar’s business or corporate structure, (g) changes in DayStar’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of DayStar by any person, (h) causing a class of securities of DayStar to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) causing a class of equity securities of DayStar to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”), or (j) taking any action, intention, plan or arrangement similar to any of those enumerated above. The provisions of this paragraph may not be modified or waived without further order of the Court.

7. For the period of one year from True-Up Date, and regardless of whether Socius or its affiliates then hold any debt or equity securities of DayStar, Socius and its affiliates shall have the exclusive right to enter into transactions with DayStar whereby DayStar directly or indirectly issues common stock or common stock equivalents to a party in exchange for outstanding securities, claims or property interests, or partly in such exchange and partly for cash, in a transaction carried out pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.

8. DayStar shall file a Form 8-K Report pursuant to Section 13 or Section 15(d) of the Exchange Act in connection with the issuance of shares pursuant to this Order.

9. This Order ends, finally and forever (i) any claims to payment or compensation of any kind or nature that Socius had, now has, or may assert in the future against DayStar arising out of the Claims, and (ii) any claims, including without limitation for offset or counterclaim, which DayStar had, now has, or may assert in the future against Socius arising out of the Claims. In this regard, and subject to compliance with this Order, effective upon the execution of this Order, each party hereby releases and forever discharges the other party, including all of the other party’s employees, officers, directors, affiliates and attorneys, from any and all claims, demands, obligations (fiduciary or otherwise), and causes of action, whether known or unknown, suspected or unsuspected, arising out of, connected with, or incidental to the Claims.

10. The Action (as defined in the Stipulation) is hereby dismissed with prejudice, provided that the Court shall retain jurisdiction with regard to the Claims to enforce the terms of this Order.

11. The Stipulation and this Order may be enforced by any party to the Stipulation by a motion under California Code of Civil Procedure Section 664.6, or by any procedure permitted by law in the Superior Court of Los Angeles County. Pursuant to the Stipulation, each party thereto further waives a statement of decision, and the right to appeal from this Order after entry. Except as expressly provided herein, each party shall bear its own attorneys’ fees, expenses and costs with regard to the Stipulation and this Order.

IT IS SO ORDERED.

DATED: December 29, 2010	/s/ Kenneth Freeman
JUDGE OF THE SUPERIOR COURT

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